Exhibit 99.1

Bristol Myers Squibb Reports Third Quarter Financial Results for 2021
•Reports Third Quarter Revenues of $11.6 Billion, an Increase of 10% YoY
•Posts Third Quarter Earnings Per Share of $0.69 and Non-GAAP EPS of $2.00
•Advances Product Pipeline with Significant Regulatory and Clinical Milestones
•Achieves FDA Priority Review for Third Distinct Checkpoint Inhibitor, Relatlimab and Nivolumab Fixed-Dose Combination, as Treatment for Patients with Unresectable or Metastatic Melanoma
•Adjusts GAAP and Raises Lower-End of Non-GAAP EPS Guidance Range for 2021

(NEW YORK, October 27, 2021) – Bristol Myers Squibb (NYSE:BMY) today reports results for the third quarter of 2021, which reflect solid sales, strong commercial execution and continued progress of the company’s pipeline.

“Our strong results reflect increased adoption of our new product portfolio and continued demand growth across all four core therapeutic areas,” said Giovanni Caforio, M.D., board chair and chief executive officer, Bristol Myers Squibb. “Our teams advanced the product portfolio and achieved significant regulatory and clinical milestones, including for the fixed-dose combination of relatlimab and nivolumab. Our deep and diverse product pipeline, commercial execution and financial flexibility provide a strong foundation that is enabling the company to bring new medicines that benefit patients with serious unmet needs, drive in-line product performance and deliver sustained growth.”

	Third Quarter
$ amounts in millions, except per share amounts
	2021	2020	Change
Total Revenues	$11,624	$10,540	10%
Earnings Per Share - GAAP	0.69	0.82	(16)%
Earnings Per Share - Non-GAAP	2.00	1.63	23%

THIRD QUARTER FINANCIAL RESULTS

All comparisons are made versus the same period in 2020 unless otherwise stated.

•Bristol Myers Squibb posted third quarter revenues of $11.6 billion, an increase of 10%, driven by Revlimid, Eliquis, Opdivo and our new product portfolio.
•U.S. revenues increased 12% to $7.3 billion in the quarter, driven by higher demand for Revlimid, Eliquis and our new product portfolio. International revenues increased 8% to $4.3 billion in the quarter, driven by higher demand for Eliquis, Revlimid and Opdivo. When adjusted for foreign exchange impact, international revenues increased 6%.
•Gross margin increased from 76.3% to 80.3% in the quarter primarily due to lower unwinding of inventory purchase price accounting adjustments.
On a non-GAAP basis, gross margin increased from 80.6% to 81.1% in the quarter primarily driven by lower royalties.
•Marketing, selling and administrative expenses increased 5% to $1.8 billion in the quarter on a GAAP and non-GAAP basis primarily due to investments to support new product launches.
•Research and development expenses increased 30% to $3.3 billion in the quarter primarily due to an in-process research and development (IPR&D) impairment charge.
On a non-GAAP basis, research and development expenses increased 7% to $2.4 billion in the quarter primarily due to higher costs associated with the broader portfolio and lower spending in the prior year due to COVID-19.
•Amortization of acquired intangible assets increased $55 million to $2.5 billion in the quarter.
•The effective tax rate was 28.0% in the quarter, compared to 16.8% in the third quarter last year. The higher tax rate was primarily due to a non-deductible IPR&D impairment charge in the third quarter this year and non-taxable contingent value rights fair value adjustments in the third quarter last year.
On a non-GAAP basis, the effective tax rate decreased 2.2% to 14.9% in the quarter primarily as a result of changes in previously estimated annual effective tax rates in 2020 due to jurisdictional earnings mix.
•The company reported net earnings attributable to Bristol Myers Squibb of $1.5 billion, or $0.69 per share, in the third quarter, compared to net earnings of $1.9 billion, or $0.82 per share, for the same period a year ago.

•The company reported non-GAAP net earnings attributable to Bristol Myers Squibb of $4.5 billion, or $2.00 per share, in the third quarter, compared to non-GAAP net earnings of $3.7 billion, or $1.63 per share, for the same period a year ago.

A discussion of the non-GAAP financial measures is included under the “Use of Non-GAAP Financial Information” section.

THIRD QUARTER PRODUCT REVENUE HIGHLIGHTS

$ amounts in millions
Product	Quarter Ended September 30, 2021	Quarter Ended September 30, 2020	% Change from Quarter Ended September 30, 2020
Revlimid	$3,347	$3,027	11%
Eliquis	$2,413	$2,095	15%
Opdivo	$1,905	$1,780	7%
Orencia	$870	$826	5%
Pomalyst/Imnovid	$851	$777	10%
Sprycel	$551	$544	1%
Yervoy	$515	$446	15%
Abraxane	$266	$342	(22)%
Empliciti	$82	$96	(15)%
Reblozyl**	$160	$96	67%
Inrebic**	$22	$13	69%
Onureg**	$21	$3	*
Zeposia**	$40	$2	*
Breyanzi**	$30	N/A	N/A
Abecma**	$71	N/A	N/A
*    In excess of +100%.
**    Included as part of the new product portfolio

NINE-MONTH PRODUCT REVENUE HIGHLIGHTS

$ amounts in millions
Product	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020	% Change from Nine Months Ended September 30, 2020
Revlimid	$9,493	$8,826	8%
Eliquis	$8,091	$6,899	17%
Opdivo	$5,535	$5,199	6%
Orencia	$2,442	$2,290	7%
Pomalyst/Imnovid	$2,478	$2,235	11%
Sprycel	$1,562	$1,576	(1)%
Yervoy	$1,481	$1,211	22%
Abraxane	$876	$950	(8)%
Empliciti	$253	$290	(13)%
Reblozyl**	$400	$159	*
Inrebic**	$54	$40	35%
Onureg**	$48	$3	*
Zeposia**	$86	$3	*
Breyanzi**	$47	N/A	N/A
Abecma**	$95	N/A	N/A
*    In excess of +100%.
**    Included as part of the new product portfolio

THIRD QUARTER PRODUCT AND PIPELINE UPDATE

Cardiovascular

Eliquis
Legal
•In September, the Bristol Myers Squibb-Pfizer Alliance announced that the Court of Appeals for the Federal Circuit affirmed the U.S. District Court’s August 2020 decision finding the composition of matter patent (US 6,967,208) and formulation patent (US 9,326,945) covering Eliquis® (apixaban) valid and infringed. Given the decision, the earliest that generic manufacturers are permitted to launch their apixaban products is April 1, 2028, subject to additional appeals and challenges. (link)

mavacamten

Regulatory
•In October, the company announced that the European Medicines Agency (EMA) has validated its Marketing Authorization Application (MAA) for mavacamten for the treatment of patients with obstructive hypertrophic cardiomyopathy (oHCM). The application is based on the results of the pivotal Phase 3 EXPLORER-HCM trial. (link)

Medical Meeting
•In September, at the Heart Failure Society of America Annual Scientific Meeting, the company presented findings from a global real-world evidence study that showed the risk of mortality increases with worse New York Heart Association functional class (NYHA class) for patients with oHCM. The study represents one of the largest, multi-centered studies that specifically focuses on the oHCM patient population. (link)

Oncology

Opdivo

Regulatory
•In October, the company announced that the European Commission (EC) has approved Opdivo® (nivolumab) in combination with fluoropyrimidine- and platinum-based combination chemotherapy for the first-line treatment of adult patients with HER2-negative advanced or metastatic gastric, gastroesophageal junction (GEJ), or esophageal adenocarcinoma (EAC) whose tumors express PD-L1 with a combined positive score ≥ 5. The EC’s decision is based on results from the Phase 3 CheckMate -649 trial. (link)
•In September, the company announced that the U.S. Food and Drug Administration (FDA) has accepted the supplemental Biologics License Applications (sBLA) for both Opdivo® in combination with Yervoy® (ipilimumab) and Opdivo in combination with fluoropyrimidine- and platinum-containing chemotherapy as first-line treatments for adult patients with unresectable advanced, recurrent or metastatic esophageal squamous cell carcinoma (ESCC). The application is based on results from the Phase 3 CheckMate -648 trial. The FDA assigned a Prescription Drug User Fee Act (PDUFA) goal date of May 28, 2022. (link)
•In August, the company announced that Opdivo was approved by the FDA for the adjuvant treatment of patients with urothelial carcinoma who are at high risk of recurrence after undergoing radical resection, regardless of prior neoadjuvant chemotherapy, nodal involvement or PD-L1 status. The approval is based on the Phase 3 CheckMate -274 trial. (link)
•In August, the company announced that the EMA has validated its Type II Variation MAA for both Opdivo in combination with Yervoy and Opdivo in combination with fluoropyrimidine- and platinum-containing chemotherapy as first-line treatments for adult patients with unresectable advanced, recurrent or metastatic ESCC. The application is based on results from the Phase 3 CheckMate-648 trial. (link)
•In July, the company announced that the EC has approved Opdivo for the adjuvant treatment of adult patients with esophageal or GEJ cancer who have residual pathologic disease following prior neoadjuvant chemoradiotherapy. The EC’s decision is based on results from the Phase 3 CheckMate -577 trial. (link)

Medical Meetings
•In September, the company presented new data and analyses across its cancer portfolio (link) at the European Society for Medical Oncology (ESMO) 2021 Virtual Congress, including results from the:
◦Phase 3 CheckMate -214 trial, which showed that Opdivo plus Yervoy continued to demonstrate durable, long-term survival compared to sunitinib at five years in patients with previously untreated advanced or metastatic renal cell carcinoma. (link)
◦Phase 2 CheckMate -743 trial that demonstrated a durable survival benefit at three years with first-line treatment of Opdivo plus Yervoy compared to platinum-based standard-of-care chemotherapy in patients with unresectable malignant pleural mesothelioma, regardless of histology. (link)

relatlimab
Regulatory
•In September, the company announced that the FDA has accepted for priority review the Biologics License Application for the relatlimab and nivolumab fixed-dose combination for the treatment of patients 12 years and older with unresectable or metastatic melanoma. The application is based on the Phase 2/3 RELATIVITY-047 trial. The FDA assigned a PDUFA goal date of March 19, 2022. (link)

Hematology

Abecma

Regulatory
•In August, the company announced that the EC has granted Conditional Marketing Authorization for Abecma® (idecabtagene vicleucel; ide-cel), a first-in-class B-cell maturation antigen-directed chimeric antigen receptor (CAR) T cell immunotherapy, for the treatment of adult patients with relapsed and refractory multiple myeloma, who have received at least three prior therapies, including an immunomodulatory agent, a proteasome inhibitor and an anti-CD38 antibody and have demonstrated disease progression on the last therapy. The approval of Abecma is based on the pivotal Phase 2 KarMMa trial. (link)

Immunology

Zeposia

Regulatory
•In October, the company announced that the CHMP of the EMA has recommended approval of Zeposia® (ozanimod) for the treatment of adults with moderately to severely active ulcerative colitis (UC) who have had an inadequate response, lost response, or were intolerant to either conventional therapy or a biologic agent. The recommendation is based on results from the pivotal Phase 3 True North trial. (link)

Medical Meetings
•In October, the company presented new data from the Phase 3 DAYBREAK trial reinforcing the long-term efficacy and safety profile of Zeposia in patients with relapsing forms of multiple sclerosis. (link)

Orencia
Regulatory
•In August, the company announced that the FDA has accepted its supplemental sBLA for Orencia® (abatacept) for the prevention of moderate to severe acute graft versus host disease in patients six years of age and older receiving unrelated donor hematopoietic stem cell transplantation. The FDA granted the application Priority Review and assigned a PDUFA goal date of December 23, 2021. The submission is based on results from the Phase 2 GVHD-1 trial, also known as ABA2, and a non-interventional (observational) study known as GVHD-2. (link)

deucravacitinib
Clinical
•In October, the company announced the Phase 2 LATTICE-UC study evaluating deucravacitinib compared to placebo in moderate to severe UC did not meet the primary efficacy endpoint of clinical remission at week 12, nor secondary efficacy endpoints. The safety profile of deucravacitinib was consistent with previously reported studies in psoriasis and psoriatic arthritis, and no new safety signals were observed. The potential of deucravacitinib in UC continues to be evaluated in IM011-127, a second Phase 2 trial that also includes a higher dose. (link)

Medical Meetings
•In September, the company presented new data and analyses highlighting the breadth and depth of our research on deucravacitinib as well as the emerging dermatology pipeline at the European Academy of Dermatology and Venereology (EADV) 30th Anniversary Congress. (link)

Diversity, Equity and Inclusion
•In August, the company announced a collaboration with five Historically Black Colleges and Universities (HBCU) to launch Tomorrow’s Innovators—a multimillion dollar strategic alliance to attract top HBCU-affiliated talent to the bio-pharma industry. (link)

Financial Guidance
Bristol Myers Squibb is updating its 2021 GAAP EPS guidance range of $2.77 - $2.97 to $2.68 - $2.83 and its non-GAAP EPS guidance range of $7.35 - $7.55 to $7.40 - $7.55. Both GAAP and non-GAAP guidance assume current exchange rates. Key 2021 GAAP and non-GAAP line-item guidance assumptions are:

•Worldwide revenues increasing in the high-single digits.
•Gross margin as a percentage of revenue is expected to be approximately 79% for GAAP and approximately 80% for non-GAAP.
•Marketing, selling and administrative expenses to be in-line with 2020 levels for GAAP and increasing in the low-single digits for non-GAAP.

•Research and development expenses increasing in the low-single digits for GAAP and increasing in the mid-single digits for non-GAAP.
•An effective tax rate of approximately 26% for GAAP and approximately 16.5% for non-GAAP.

The 2021 financial guidance excludes the impact of any potential future strategic acquisitions and divestitures, and any specified items that have not yet been identified and quantified. The 2021 non-GAAP EPS guidance is explained and further excludes other specified items as discussed under “Use of Non-GAAP Financial Information.” The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.

Company and Conference Call Information
Bristol Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube, Facebook, and Instagram.

There will be a conference call on October 27, 2021 at 10 a.m. ET during which company executives will review financial information and address inquiries from investors and analysts.
Investors and the general public are invited to listen to a live webcast of the call at
http://investor.bms.com or by using this link which becomes active 15 minutes prior to the scheduled start time and entering your information to be connected. Investors and the general public can also access the live webcast by dialing in the U.S. toll free 800-263-0877 or international +1 313-209-7315, confirmation code: 8911662. Materials related to the call will be available at the same website prior to the conference call.
A replay of the call will be available on http://investor.bms.com or by dialing in the U.S. toll free 888-203-1112 or international +1 719-457-0820, confirmation code: 8911662. The replay will be available beginning at 1:30 p.m. ET on October 27 through 1:30 p.m. ET on November 10, 2021.

Use of Non-GAAP Financial Information
In discussing financial results and guidance, the company refers to financial measures that are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP). The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management has evaluated the company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believes that the non-GAAP financial measures presented portray the results of the company’s baseline performance, supplement or enhance management, analysts and investors overall understanding of the company’s underlying financial performance and trends and facilitate comparisons among current, past and future periods. For example, non-GAAP earnings and EPS information are indications of the company’s baseline performance before items that are considered by us to not be reflective of the company’s ongoing results. This information is among the primary indicators that we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets and planning and forecasting for future periods. In addition, non-GAAP gross margin, which is gross profit excluding certain specified items as a percentage of revenues, non-GAAP marketing, selling and administrative expenses, which is marketing, selling and administrative expense excluding certain specified items, and non-GAAP research and development expenses, which is research and development expenses excluding certain specified items, are relevant and useful for investors because they allow investors to view performance in a manner similar to the method used by our management and make it easier for investors, analysts and peers to compare our operating performance to other companies in our industry and to compare our year-over-year results.

This earnings release and the accompanying tables also provide certain revenues and expenses as well as non-GAAP measures excluding the impact of foreign exchange. We calculate foreign exchange impacts by converting our current-period local currency financial results using the prior period average currency rates and comparing these adjusted amounts to our current-period results.

Non-GAAP financial measures such as non-GAAP earnings and related EPS information are adjusted to exclude certain costs, expenses, gains and losses and other specified items that are evaluated on an individual basis after considering their quantitative and qualitative aspects and typically have one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of past or future operating results. These items are excluded from non-GAAP earnings and related EPS information because the company believes they neither relate to the ordinary course of the company’s business nor reflect the company’s underlying business performance. Similar charges or gains were recognized in prior periods and will likely reoccur in future periods, including amortization of acquired intangible assets, including product rights that generate a significant portion of our ongoing revenue and will recur until the intangible assets are fully amortized, unwind of inventory fair value adjustments, acquisition and integration expenses, restructuring costs, accelerated depreciation and impairment of property, plant and equipment and intangible assets, R&D charges or other income resulting from up-front or contingent milestone payments in connection with the acquisition or licensing of third-party intellectual property rights, divestiture gains or losses, stock compensation resulting from accelerated vesting of Celgene awards, certain retention-related employee compensation charges related to the Celgene transaction, pension, legal and other contractual settlement charges, equity investment and contingent value rights fair value adjustments (including fair value adjustments attributed to limited partnership equity method investments beginning in 2021) and amortization of fair value adjustments of debt acquired from Celgene in our 2019 exchange offer, among other items. Certain other significant tax items are also excluded such as the impact resulting from internal transfer of intangible assets and the Otezla* divestiture in the second quarter 2020. Deferred and current income taxes attributed to these items are also adjusted for considering their individual impact to the overall tax expense, deductibility and jurisdictional tax rates.

Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related financial measures presented in the press release that are prepared in accordance with GAAP and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Reconciliations of the non-GAAP financial measures to the most comparable GAAP measures are provided in the accompanying financial tables and also available on the company’s website at www.bms.com. Within the attached financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Percentages and earnings per share amounts presented are calculated from the underlying amounts.

Website Information
We routinely post important information for investors on our website, BMS.com, in the “Investors” section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. We may also use social media channels to communicate with our investors and the public about our company, our products and other matters, and those communications could be deemed to be material information. The information contained on, or that may be accessed through, our website or social media channels are not incorporated by reference into, and are not a part of, this document.

Cautionary Statement Regarding Forward-Looking Statements

This earnings release and the related attachments (as well as the oral statements made with respect to information contained in this release and the attachments) contain certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact they use words such as “should,” “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance, although not all forward-looking statements contain such terms. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements are likely to relate to, among other things, the company’s ability to execute successfully its strategic plans, including its business development strategy generally and in relation to its ability to realize the projected benefits of the Celgene Acquisition and the MyoKardia Acquisition, the full extent of the impact of the COVID-19 pandemic on the company’s operations and the development and commercialization of its products, potential laws and regulations to lower drug costs, market actions taken by private and government payers to manage drug utilization and contain costs, the expiration of patents or data protection on certain products, including assumptions about the company’s ability to retain patent exclusivity of certain products, and the impact and the result of governmental investigations. No forward-looking statement can be guaranteed, including that the company’s future clinical studies will support the data described in this release, product candidates will receive necessary clinical and manufacturing regulatory approvals, pipeline products will prove to be commercially successful, clinical and manufacturing regulatory approvals will be sought or obtained within currently expected timeframes or contractual milestones will be achieved.

Such forward-looking statements are based on historical performance and current expectations and projections about the company’s future financial results, goals, plans and objectives and involve inherent risks, assumptions and uncertainties, including internal or external factors that could delay, divert or change any of them in the next several years, that are difficult to predict, may be beyond the company’s control and could cause the company’s future financial results, goals, plans and objectives to differ materially from those expressed in, or implied by, the statements. Such risks, uncertainties and other matters include, but are not limited to, risks relating to various risks related to public health outbreaks, epidemics and pandemics, including the impact of the COVID-19 pandemic on the company’s operations and that the company cannot reasonably assess or predict at this time the full extent of the adverse effect that the COVID-19 pandemic will have on its business, financial condition, results of operations and cash flows; increasing pricing pressures from market access, pharmaceutical pricing controls and discounting, changes to tax and importation laws and other restrictions in the United States, the European Union and other regions around the world that result in lower prices, lower reimbursement rates and smaller populations for whom payers will reimburse; challenges inherent in new product development, including obtaining and maintaining regulatory approval; the company’s ability to obtain and protect market exclusivity rights and enforce patents and other intellectual property rights; the possibility of difficulties and delays in product introduction and commercialization; the risk of certain novel approaches to disease treatment (such as CAR T therapy); industry competition from other manufacturers; potential difficulties, delays and disruptions in manufacturing, distribution or sale of products, including without limitation, interruptions caused by damage to the company’s and the company’s suppliers’ manufacturing sites; the impact of integrating the company’s and Celgene’s business and operations, including with respect to human capital management, portfolio rationalization, finance and accounting systems, sales operations and product distribution, pricing systems and methodologies, data security systems, compliance programs and internal controls processes, on the company’s ability to realize the anticipated benefits from the Celgene Acquisition; the risk of an adverse patent litigation decision or settlement and exposure to other litigation and/or regulatory actions; the impact of any healthcare reform and legislation or regulatory action in the United States and international markets; changes in tax law and regulations; the failure of the company’s suppliers, vendors, outsourcing partners, alliance partners and other third parties to meet their contractual, regulatory and other obligations; regulatory decisions impacting labeling, manufacturing processes and/or other matters; the impact on the company’s competitive position from counterfeit or unregistered versions of its products or stolen products; the adverse impact of cyber-attacks on the company’s information systems or products, including unauthorized disclosure of trade secrets or other confidential data stored in the company’s information systems and networks; the company’s ability to execute its financial, strategic and operational plans; the company’s ability to identify potential strategic acquisitions, licensing opportunities or other beneficial transactions; the company’s dependency on several key products; any decline in the company’s future royalty streams; the company’s ability to effectively manage acquisitions, divestitures, alliances and other portfolio actions and to successfully realize the expected benefits of such actions; the company’s ability to attract and retain key personnel; the impact of the company’s significant additional indebtedness that it incurred in connection with the Celgene Acquisition and the MyoKardia Acquisition and its issuance of additional shares in connection with the Celgene Acquisition on its ability to operate the combined company; political and financial instability of international economies and sovereign risk; interest rate and currency exchange rate fluctuations, credit and foreign exchange risk management; the impact of our exclusive forum provision in our by-laws for certain lawsuits on our stockholders’ ability to obtain a judicial forum that it finds favorable for such lawsuits; and issuance of new or revised accounting standards. In addition, the financial guidance provided in this release relies on assumptions about the duration and severity of the COVID-19 pandemic, timing of the return to a more stable business environment, patient and physician behaviors, buying patterns and clinical trial activities (together, the “Recovery Process”), among other things. If the actual Recovery Process differs materially from our assumptions, the impact of COVID-19 on our business could be worse than expected and our results may be negatively impacted.

Forward-looking statements in this earnings release should be evaluated together with the many risks and uncertainties that affect the company’s business and market, particularly those identified in the cautionary statement and risk factors discussion in the company’s Annual Report on Form 10-K for the year ended December 31, 2020, as updated by the company’s subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the Securities and Exchange Commission. The forward-looking statements included in this document are made only as of the date of this document and except as otherwise required by applicable law, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUES
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2021 AND 2020
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues(b)
	2021	2020	% Change	2021	2020	% Change
Prioritized Brands
Revlimid	$3,347	$3,027	11%	$2,303	$2,080	11%
Eliquis	2,413	2,095	15%	1,315	1,118	18%
Opdivo	1,905	1,780	7%	1,062	1,018	4%
Orencia	870	826	5%	644	588	10%
Pomalyst/Imnovid	851	777	10%	586	548	7%
Sprycel	551	544	1%	346	336	3%
Yervoy	515	446	15%	313	309	1%
Abraxane	266	342	(22)%	211	236	(11)%
Empliciti	82	96	(15)%	48	59	(19)%
Reblozyl	160	96	67%	147	92	60%
Inrebic	22	13	69%	20	13	54%
Onureg	21	3	**	21	3	**
Zeposia	40	2	**	32	2	**
Breyanzi	30	—	N/A	29	—	N/A
Abecma	71	—	N/A	67	—	N/A

Established Brands
Vidaza	36	106	(66)%	1	—	N/A
Baraclude	105	100	5%	2	3	(33)%
Other Brands(a)	339	287	18%	149	137	9%

Total	$11,624	$10,540	10%	$7,296	$6,542	12%
**    In excess of +/- 100%
(a)    Includes products that have lost exclusivity in major markets, over-the-counter (OTC) brands and royalty revenue.
(b)    Includes Puerto Rico.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUES
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021 AND 2020
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues(b)
	2021	2020	% Change	2021	2020	% Change
Prioritized Brands
Revlimid	$9,493	$8,826	8%	$6,425	$6,094	5%
Eliquis	8,091	6,899	17%	4,960	4,258	16%
Opdivo	5,535	5,199	6%	3,082	2,982	3%
Orencia	2,442	2,290	7%	1,773	1,642	8%
Pomalyst/Imnovid	2,478	2,235	11%	1,665	1,559	7%
Sprycel	1,562	1,576	(1)%	946	944	—
Yervoy	1,481	1,211	22%	935	820	14%
Abraxane	876	950	(8)%	670	659	2%
Empliciti	253	290	(13)%	150	177	(15)%
Reblozyl	400	159	**	355	155	**
Inrebic	54	40	35%	50	40	25%
Onureg	48	3	**	47	3	**
Zeposia	86	3	**	65	3	**
Breyanzi	47	—	N/A	46	—	N/A
Abecma	95	—	N/A	91	—	N/A

Established Brands
Vidaza	135	390	(65)%	8	2	**
Baraclude	327	343	(5)%	8	9	(11)%
Other Brands(a)	997	1,036	(4)%	418	448	(7)%

Total	$34,400	$31,450	9%	$21,694	$19,795	10%
**    In excess of +/- 100%
(a)    Includes products that have lost exclusivity in major markets, over-the-counter (OTC) brands and royalty revenue.
(b)    Includes Puerto Rico.

BRISTOL-MYERS SQUIBB COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 AND 2020
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net product sales	$11,243	$10,197	$33,446	$30,555
Alliance and other revenues	381	343	954	895
Total Revenues	11,624	10,540	34,400	31,450

Cost of products sold(a)	2,291	2,502	7,584	8,863
Marketing, selling and administrative	1,788	1,706	5,336	4,940
Research and development	3,251	2,499	8,747	7,393
Amortization of acquired intangible assets	2,546	2,491	7,606	7,162
Other (income)/expense, net	(409)	(915)	(1,113)	(488)
Total Expenses	9,467	8,283	28,160	27,870

Earnings Before Income Taxes	2,157	2,257	6,240	3,580
Provision for Income Taxes	605	379	1,598	2,548

Net Earnings	1,552	1,878	4,642	1,032
Noncontrolling Interest	6	6	20	20
Net Earnings Attributable to BMS	$1,546	$1,872	$4,622	$1,012

Weighted-Average Common Shares Outstanding:
Basic	2,219	2,257	2,227	2,260
Diluted	2,243	2,290	2,253	2,295

Earnings per Common Share:
Basic	$0.70	$0.83	$2.08	$0.45
Diluted	0.69	0.82	2.05	0.44

Other (income)/expense, net
Interest expense(b)	$328	$346	$1,011	$1,065
Contingent consideration	—	(988)	(510)	(597)
Royalties and licensing income	(425)	(403)	(1,197)	(1,124)
Equity investment gains	(465)	(244)	(1,214)	(724)
Integration expenses	141	195	434	535
Provision for restructuring	27	176	150	451
Litigation and other settlements	13	10	49	41
Transition and other service fees	(6)	(18)	(43)	(129)
Investment income	(12)	(13)	(33)	(99)
Reversion excise tax	—	—	—	76
Divestiture losses/(gains)	2	1	(9)	(6)
Intangible asset impairment	—	—	—	21
Loss on debt redemption	—	—	281	—
Other	(12)	23	(32)	2
Other (income)/expense, net	$(409)	$(915)	$(1,113)	$(488)
(a)    Excludes amortization of acquired intangible assets.
(b)    Includes amortization of purchase price adjustments to Celgene debt.

BRISTOL-MYERS SQUIBB COMPANY
SPECIFIED ITEMS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 AND 2020
(Unaudited, dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Inventory purchase price accounting adjustments	$97	$456	$264	$2,590
Intangible asset impairment	—	—	315	—
Employee compensation charges	—	—	—	3
Site exit and other costs	—	3	24	32
Cost of products sold	97	459	603	2,625

Employee compensation charges	—	7	1	34
Site exit and other costs	1	(1)	—	4
Marketing, selling and administrative	1	6	1	38

License and asset acquisition charges	200	203	980	528
IPRD impairments	610	—	840	—
Inventory purchase price accounting adjustments	1	8	1	25
Employee compensation charges	—	8	1	41
Site exit and other costs	1	4	1	99
Research and development	812	223	1,823	693

Amortization of acquired intangible assets	2,546	2,491	7,606	7,162

Interest expense(a)	(29)	(40)	(91)	(122)
Contingent consideration	—	(988)	(510)	(597)
Royalties and licensing income	—	(53)	(29)	(154)
Equity investment gains	(465)	(214)	(1,227)	(693)
Integration expenses	141	195	434	535
Provision for restructuring	27	176	150	451
Reversion excise tax	—	—	—	76
Divestiture losses/(gains)	2	1	(9)	(6)
Loss on debt redemption	—	—	281	—
Other (income)/expense, net	(324)	(923)	(1,001)	(510)

Increase to pretax income	3,132	2,256	9,032	10,008

Income taxes on items above	(183)	(405)	(871)	(699)
Income taxes attributed to Otezla® divestiture	—	11	—	266
Income taxes attributed to internal transfer of intangible assets	—	—	—	853
Income taxes	(183)	(394)	(871)	420

Increase to net earnings	$2,949	$1,862	$8,161	$10,428
(a) Includes amortization of purchase price adjustments to Celgene debt.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN GAAP LINE ITEMS TO CERTAIN NON-GAAP LINE ITEMS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 AND 2020
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended September 30, 2021			Nine Months Ended September 30, 2021
	GAAP	Specified Items(a)	Non-GAAP	GAAP	Specified Items(a)	Non-GAAP
Gross Profit	$9,333	$97	$9,430	$26,816	$603	$27,419
Marketing, selling and administrative	1,788	(1)	1,787	5,336	(1)	5,335
Research and development	3,251	(812)	2,439	8,747	(1,823)	6,924
Amortization of acquired intangible assets	2,546	(2,546)	—	7,606	(7,606)	—
Other (income)/expense, net	(409)	324	(85)	(1,113)	1,001	(112)
Earnings Before Income Taxes	2,157	3,132	5,289	6,240	9,032	15,272
Provision for Income Taxes	605	183	788	1,598	871	2,469
Noncontrolling interest	6	—	6	20	—	20

Net Earnings Attributable to BMS used for Diluted EPS Calculation	$1,546	$2,949	$4,495	$4,622	$8,161	$12,783

Weighted-Average Common Shares Outstanding - Diluted	2,243	2,243	2,243	2,253	2,253	2,253
Diluted Earnings Per Share	$0.69	$1.31	$2.00	$2.05	$3.62	$5.67

Effective Tax Rate	28.0%	(13.1)%	14.9%	25.6%	(9.4)%	16.2%

	Three Months Ended September 30, 2020			Nine Months Ended September 30, 2020
	GAAP	Specified Items(a)	Non-GAAP	GAAP	Specified Items(a)	Non-GAAP
Gross Profit	$8,038	$459	$8,497	$22,587	$2,625	$25,212
Marketing, selling and administrative	1,706	(6)	1,700	4,940	(38)	4,902
Research and development	2,499	(223)	2,276	7,393	(693)	6,700
Amortization of acquired intangible assets	2,491	(2,491)	—	7,162	(7,162)	—
Other (income)/expense, net	(915)	923	8	(488)	510	22
Earnings Before Income Taxes	2,257	2,256	4,513	3,580	10,008	13,588
Provision for Income Taxes	379	394	773	2,548	(420)	2,128
Noncontrolling interest	6	—	6	20	—	20

Net Earnings Attributable to BMS used for Diluted EPS Calculation	$1,872	$1,862	$3,734	$1,012	$10,428	$11,440

Weighted-Average Common Shares Outstanding - Diluted	2,290	2,290	2,290	2,295	2,295	2,295
Diluted Earnings Per Share	$0.82	$0.81	$1.63	$0.44	$4.54	$4.98

Effective Tax Rate	16.8%	0.3%	17.1%	71.2%	(55.5)%	15.7%
(a)    Refer to the Specified Items schedule for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.

BRISTOL-MYERS SQUIBB COMPANY
NET DEBT CALCULATION
AS OF SEPTEMBER 30, 2021 AND DECEMBER 31, 2020
(Unaudited, dollars in millions)

	September 30, 2021	December 31, 2020
Cash and cash equivalents	$13,540	$14,546
Marketable debt securities - current	2,123	1,285
Marketable debt securities - non-current	46	433
Cash, cash equivalents and marketable debt securities	15,709	16,264
Short-term debt obligations	(5,065)	(2,340)
Long-term debt	(39,677)	(48,336)
Net debt position	$(29,033)	$(34,412)

Media: media@bms.com
Investor Relations: Tim Power, 609-252-7509, timothy.power@bms.com; Nina Goworek, 908-673-9711, nina.goworek@bms.com.